Exhibit 10.1

CONFIDENTIAL LICENSE AGREEMENT

This Confidential License Agreement (hereafter the “Agreement”) is made between NeoMedia Technologies Inc., a Delaware corporation (“NeoMedia”), on the one hand, and eBay Inc. (“eBay”), a Delaware corporation, on the other hand.

WHEREAS, NeoMedia is the sole owner of certain patents covering bar code technology and other patents covering search technology;

WHEREAS, Y.A. Global Investments L.P. (“Y.A. Global”) is a secured creditor of NeoMedia and holds security interests in substantially all of NeoMedia’s property including NeoMedia patents;

WHEREAS, Y.A. Global has consented to NeoMedia entering into this Agreement pursuant to a Non-Disturbance Agreement of even date herewith in the form attached hereto as Exhibit “B”;

WHEREAS, NeuStar Inc. (“NeuStar”) had an exclusive right to grant certain sublicenses under the “Amended and Restated License Agreement” between NeuStar and NeoMedia dated January 22, 2010;

WHEREAS, NeoMedia seeks to license its patents covering barcode technology and search technology to eBay;

WHEREAS, eBay desires to obtain freedom to operate in the bar code and, possibly, the search technology areas;

WHEREAS the Parties have negotiated in good faith, entered into a binding Term Sheet dated June 22, 2010 and now desire to enter into this Agreement; and

THEREFORE, with due consideration hereby acknowledged, NEOMEDIA and eBay agree as follows:

DEFINITIONS

For the purposes of this Agreement, the following words and phrases shall have the following meanings:

1.           “AFFILIATE” shall mean any present or future subsidiary, parent, sister company, or other corporation, firm, business or entity that controls, is controlled by, or is under common control of, that PARTY or any of its subsidiaries, as of or after the EFFECTIVE DATE.  The term “control” as used in this Agreement, means the possession, directly or indirectly, solely or jointly, of the power to direct or cause the direction of management, actions or policies of a legally recognizable entity, whether through the ownership of voting shares, by contract, or otherwise.  The rights conferred by this Agreement on EBAY shall automatically and immediately extend to any entity that is not an AFFILIATE of or a part of EBAY as of the EFFECTIVE DATE and subsequently becomes an AFFILIATE or a part of EBAY (e.g., a future AFFILIATE or acquired business), and shall extend to or continue to be retained by any entity that is an AFFILIATE or a part of EBAY as of the EFFECTIVE DATE and subsequently loses its status as an AFFILIATE or part of EBAY (e.g., a former AFFILIATE or divested business).  If the loss of status as an AFFILIATE is the result of an acquisition by a third party or parties (through a purchase of shares, business combination, merger or otherwise by a third party), then the rights hereunder shall extend only to the former AFFILIATE and its activities as such activities existed at the time of divestment and reasonable modification thereto, not to the third party acquirer’s preexisting activities or activities that are new and unrelated to such pre-divestiture activities.

2.           “BARCODE TECHNOLOGY” shall mean any technology associated with a machine-readable symbol (e.g., barcode, alpha-numeric character strings, linear code, graphic, wired or wireless electronic signal, or other similar representation or figure) and any use thereof,  including but not limited, encoding the symbol, decoding the symbol or accessing information based on the symbol and includes U.S. Patent Nos. 7,383,209; 6,993,573;6,865,608; 6,542,933; 6,434,561; 6,199,048; 6,108,656; 5,978,773; 7,430,588, and 5,933,829 and related patents and applications worldwide.  It does not include patents identified as “SEARCH TECHNOLOGY.”

3.           “COVERED PRODUCT” shall mean any past, present or future application, product, apparatus, component, machine, system, module, manufacture, software, design, composition of matter, service, process, method or technology made, used, sold, offered for sale, advertised, provided, imported, exported, offered, distributed, supplied, designed, tested, or developed by, on, for, to, through, or on behalf of, EBAY that, in the absence of a license granted pursuant to this Agreement, would allegedly infringe, either directly or indirectly, in whole or in part, any of the PATENT RIGHTS.

4.           “EBAY” shall mean eBay Inc., PayPal, Inc. and their predecessors, successors and AFFILIATES.

5.           “EBAY THIRD PARTIES” shall mean EBAY’s customers, buyers, sellers, users, developers, manufacturers, promoters, advertisers, resellers, and/or distributors, and any developer, supplier, vendor or manufacturer that supplies or incorporates components, steps, features or portions of the COVERED PRODUCTS.

6.           “EFFECTIVE DATE” shall mean the last date on which this Agreement has been fully executed by all PARTIES.

7.           “INITIAL LICENSE FEE” shall have the meaning set forth in Exhibit A attached hereto.

8.           “INITIAL TERM” shall mean the period from the EFFECTIVE DATE to December 31, 2015.

9.           “INITIAL TERM (SEARCH TECHNOLOGY)” shall mean the period from the date of the exercise of the option to license the SEARCH TECHNOLOGY portfolio to December 31, 2015.)

10.            “NEOMEDIA” shall mean: (a) NeoMedia Technologies Inc. and its predecessors, successors and AFFILIATES, and (b) all entities controlled by NeoMedia Technologies Inc., and their predecessors, successors and AFFILIATES.

11.           “PARTY” or “PARTIES” shall mean NEOMEDIA and/or EBAY.

12.           “PATENT RIGHTS” shall mean any patent or patent application worldwide, presently existing, acquired or created in the future owned or controlled by NEOMEDIA that relate to BARCODE TECHNOLOGY (and SEARCH TECHNOLOGY, only if EBAY exercises an option to license the SEARCH TECHNOLOGY portfolio) including but not limited to: (a) all parents, continuations, continuations-in-part, divisionals, reissues, and re-examinations of the forgoing patents or patent applications; (b) all patent applications or patents claiming priority to any of the foregoing patents or claiming priority to any application that led to any of foregoing patents; and (c) all foreign counterparts to any of the foregoing.  The current list of worldwide patents and patent applications in the BARCODE TECHNOLOGY portfolio comprising PATENT RIGHTS is attached as Appendix A.  The current list of worldwide patents and patent applications in the SEARCH TECHNOLOGY portfolio comprising PATENT RIGHTS is attached as Appendix B.

13.           “SEARCH TECHNOLOGY” shall mean any technology associated with the use of a machine-readable symbol to access information and provide, among other things, geographic, directional or proximity type of data and includes U.S. Patent Nos. 6,766,363; 6,675,165; 6,651,053; and 6,430,554, and related patents and applications worldwide.

NON-EXCLUSIVE LICENSE

14.           NEOMEDIA hereby grants to EBAY, effective immediately, for the INITIAL TERM, an irrevocable, nonexclusive, worldwide license, under the PATENT RIGHTS to use, make, have made, sell, offer to sell, modify, import, export, and otherwise offer, dispose of, distribute, display, advertise and/or promote any COVERED PRODUCT directly or indirectly through any channel, including through multiple tiers of distribution.  The license grant herein also extends to EBAY THIRD PARTIES solely in their role as EBAY THIRD PARTIES.  For the sake of clarity, the license granted herein does not extend to EBAY THIRD PARTIES except when they are performing in their role as an EBAY customer, buyer, seller, user, developer, manufacturer, promoter, advertiser, reseller, and/or distributor or as an EBAY developer, supplier, vendor or manufacturer that supplies or incorporates components, steps, features or portions of the COVERED PRODUCTS.  The license is not otherwise sub-licensable.

15.           At the time that NeuStar’s exclusive right to grant licenses to third parties with respect to 2D barcode Registry and Clearinghouse, under the “Amended and Restated License Agreement” dated January 22, 2010, has expired or reverted to a non-exclusive license right, then all such license rights shall automatically and immediately vest with EBAY and EBAY THIRD PARTIES on a non-exclusive and non-sublicenseable license basis consistent with, and retroactive to the effective date of, the license, release and covenant not to sue rights set forth in this Agreement.  Nothing contained in this Paragraph is intended to, nor shall be construed to, expand EBAY’s rights with respect to the PATENT RIGHTS as otherwise set forth herein.

16.           If NEOMEDIA acquires ownership or exclusive rights to U.S. Patent No. 6,101,534 and any related patents or applications, then such rights shall automatically and immediately vest with EBAY and EBAY THIRD PARTIES on a non-exclusive and non-sublicenseable license basis consistent with the license, release and covenant not to sue rights set forth herein for the SEARCH TECHNOLOGY portfolio.  NEOMEDIA has no obligation to make any attempt to acquire any such patents or applications.

COVENANTS AND INDEMNIFICATION

17.           During the INITIAL TERM of this Agreement and any renewal terms, NEOMEDIA hereby covenants not to sue EBAY, or EBAY THIRD PARTIES that are acting solely in their role as EBAY THIRD PARTIES, for infringement of any PATENT RIGHTS.  The covenant set forth in this paragraph shall run with the PATENT RIGHTS and bind any successor holder(s) of any of the PATENT RIGHTS and any assignees of NEOMEDIA.

18.           During the INITIAL TERM of this Agreement and any renewal terms, NEOMEDIA hereby covenants that it will not sue, or promote, sponsor, induce or encourage or voluntarily cooperate in a lawsuit that is based on the PATENT RIGHTS against EBAY (except for and only to recover any payments that EBAY has failed to make on the amounts due under this Agreement) or EBAY THIRD PARTIES that are acting solely in their role as EBAY THIRD PARTIES.  NEOMEDIA specifically covenants that it will not join, cooperate or support any lawsuit brought by NeuStar or Y.A. Global against EBAY or EBAY THIRD PARTIES that is based on the PATENT RIGHTS, unless such joinder, cooperation or support is required by law (including applicable securities law), regulation, subpoena, validly served discovery requests issued in connection with pending litigation, or judicial order or process.  Such required joinder, cooperation or support, if any, shall be limited to, and provided only to the extent that, it is required by law.  This covenant shall terminate immediately if EBAY breaches the covenant set forth in Paragraph 19, below.  Further, nothing contained herein in intended to be, nor shall be construed as, a restriction on or waiver of NEOMEDIA’s right to bring a claim, proceeding or lawsuit with respect to the PATENT RIGHTS against any party not covered by the license granted hereunder or to bring an action to enforce this Agreement in accordance with Paragraphs 32 and 33.

19.           During the Initial Term of this Agreement, and any renewal terms, EBAY hereby covenants not to sue, or promote, sponsor, induce or encourage or voluntarily cooperate in any lawsuit or administrative proceeding against NEOMEDIA that challenges the validity or enforceability of the PATENT RIGHTS or NEOMEDIA’s rights to own or license the PATENT RIGHTS.  EBAY specifically covenants that it will not join, cooperate or support any lawsuit brought against NEOMEDIA that is based on the PATENT RIGHTS, unless such joinder, cooperation or support is required by law (including applicable securities law), regulation, subpoena, validly served discovery requests issued in connection with pending litigation, or judicial order or process.  Such required joinder, cooperation or support, if any, shall be limited to, and provided only to the extent that, it is required by law.  This covenant shall terminate immediately if NEOMEDIA breaches the covenant set forth in Paragraphs 17 or 18, above.  Further, nothing contained herein in intended to be, nor shall be construed as, a restriction on or waiver of EBAY’s right to bring an action to enforce this Agreement in accordance with Paragraphs 32 and 33.

20.           During the INITIAL TERM of this Agreement and any renewal terms, NEOMEDIA hereby covenants that it will fully defend and indemnify EBAY and EBAY THIRD PARTIES against any third party (including NeuStar and Y.A. Global) claims, proceedings or lawsuits relating to or arising from the PATENT RIGHTS.  This indemnification obligation does not extend to any claim that EBAY or EBAY THIRD PARTIES infringe a third party patent.  This indemnification obligation is limited in monetary amount to the higher of [REDACTED], (or [REDACTED] if EBAY exercises its option to license the SEARCH TECHNOLOGY portfolio), or the actual amounts paid by EBAY under this Agreement, and is intended to cover fees and expenses (including attorneys’ fees and expenses), and costs of settlement incurred by EBAY.  At EBAY’s option, EBAY may assume sole control of the defense of any claim, proceeding or lawsuit brought against EBAY or EBAY THIRD PARTIES, including choice of counsel, and settlement of any claim, proceeding or lawsuit but solely with respect to EBAY.  NEOMEDIA also agrees to refuse to participate in, or grant assistance as an adverse party or as an adverse witness (subject to compulsory legal process which requires the production of documents, electronically stored information, and tangible things, or testimony) in any such claims, proceedings or lawsuits.

21.           Notwithstanding anything contained in this Agreement to the contrary, NEOMEDIA shall have the sole and exclusive right to prosecute infringement actions with respect to the PATENT RIGHTS, provided however, that NEOMEDIA shall have no obligation to commence or prosecute such actions.

22.           NEOMEDIA hereby covenants that it will use its best efforts:  (i) to obtain from NeuStar (and its affiliates) a covenant not to sue and full releases under the NEOMEDIA patents for EBAY and EBAY THIRD PARTIES retroactive to the EFFECTIVE DATE, or in the alternative, (ii) to enter into an agreement with NeuStar that terminates all of NeuStar’s exclusive rights to license any NEOMEDIA patents, effective on or prior to the EFFECTIVE DATE.

23.           Contemporaneously with the execution of this Agreement, Y.A. Global, NEOMEDIA and EBAY will enter into a Non-Disturbance Agreement (the “Non-Disturbance Agreement”) in the form attached hereto as Exhibit B.

RELEASES

24.           Except for obligations created by this Agreement, NEOMEDIA and its respective officers, directors, shareholders, members, employees, attorneys, agents, insurers, representatives, predecessors, successors in interest, assignors or assignees, hereby knowingly, voluntarily, unconditionally and irrevocably release and forever discharge EBAY, and its officers, directors, employees, attorneys, agents, insurers, representatives, predecessors, successors in interest, assignors or assignees, from, without limitation, any and all claims, actions, causes of action, suits, damages, injuries, duties, rights, obligations, liabilities, adjustments, responsibilities, judgments, trespasses and demands, whatsoever, in law or in equity, whether or not known or unknown, suspected or unsuspected to exist, or claimed or unclaimed, which they have ever had or now have, raised or could have raised relating to conduct or activities occurring prior to the EFFECTIVE DATE.

25.           Except for obligations created by this Agreement, EBAY and its respective officers, directors, shareholders, members, employees, attorneys, agents, insurers, representatives, predecessors, successors in interest, assignors or assignees, hereby knowingly, voluntarily, unconditionally and irrevocably release and forever discharge NEOMEDIA, and its officers, directors, employees, attorneys, agents, insurers, representatives, predecessors, successors in interest, assignors or assignees, from, without limitation, any and all claims, actions, causes of action, suits, damages, injuries, duties, rights, obligations, liabilities, adjustments, responsibilities, judgments, trespasses and demands, whatsoever, in law or in equity, whether or not known or unknown, suspected or unsuspected to exist, or claimed or unclaimed, which they have ever had or now have, raised or could have raised relating to conduct or activities occurring prior to the EFFECTIVE DATE.

26.           Except for obligations created by this Agreement, NEOMEDIA and its officers, directors, shareholders, members, representatives, attorneys, agents, predecessors, successors and assigns, hereby irrevocably and unconditionally release and forever discharge EBAY and any person or entity using, making, selling, purchasing, offering to sell, importing or otherwise offering, disposing of, distributing, advertising or promoting, designing, developing, manufacturing, incorporating, or supplying, whether directly or indirectly, any application, product, apparatus, machine, system, website, manufacture, composition of matter, service, process, method, testing or technology owned or controlled by EBAY, in whole or in part, from any and all claims, demands, causes of actions, and judgments related to any of the foregoing, whether or not now known, suspected or claimed, which they have ever had, now have, raised or could have raised relating to any past (i.e., prior to the EFFECTIVE DATE) infringement (including direct, or contributory infringement, or inducement thereof) of the PATENT RIGHTS.

27.           The PARTIES hereto acknowledge the existence of Section 1542 of the Civil Code of the State of California which reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected settlement with the debtor.

28.           The PARTIES to this Agreement hereby respectively waive and relinquish all rights and benefits under Civil Code Section 1542 and any law or legal principle of similar effect in any jurisdiction with respect to the releases granted herein.

PAYMENTS AND OPTIONS TO EXTEND AND EXERCISE

29.           EBAY shall pay NEOMEDIA the Initial License Fee, the option fee if EBAY chooses to exercise its option to include the SEARCH TECHNOLOGY portfolio in the PATENT RIGHTS, and any extension fee(s) if EBAY chooses to exercise its option(s) to extend the term of the license provided for in this Agreement, in accordance with the provisions of Exhibit A.  However, if EBAY fails to pay the Initial License Fee as and when provided in Exhibit A, then this Agreement shall be automatically void ab initio and of no further force and effect whatsoever, with the sole exception that the confidentiality provisions set forth in Paragraph 44-46 shall survive and remain in effect in accordance with their terms.

30.           NEOMEDIA provides to EBAY a first right of refusal as set forth in Exhibit A.

31.           Each PARTY shall be responsible for its own expenses incurred with respect to this Agreement.  NEOMEDIA will be responsible for any and all taxes, duties, and tariffs levied on it with respect to the consideration paid by EBAY in connection with this Agreement.

RESOLUTION OF DISPUTES

32.           In the event that any of the PARTIES contends that another PARTY has committed a breach of its obligations under this Agreement, then the PARTY so contending shall provide timely written notice describing the alleged breach.  Except as otherwise set forth below, the accused PARTY shall have thirty (30) days to respond by curing the alleged breach or providing a written notice explaining why it is not in breach.  If, after the accused PARTY has responded, the accusing PARTY is not satisfied or the PARTIES have not resolved the alleged breach, the PARTIES shall meet and confer within thirty (30) days following the expiration of the initial 30-day period to attempt to resolve the dispute.  Notwithstanding the foregoing, for a breach constituting a failure to pay any license fees, extension fees, or option fees set forth in Exhibit A (other than the Initial License Fee for which there shall be a five (5) business day cure period), the cure period shall be ten (10) business days for the initial response and ten (10) business for the obligation to meet and confer.  If the accused PARTY refuses to meet and confer during the applicable period, the accusing PARTY may deem the meet and confer requirement to have been satisfied.

33.           Any disputes not resolved under the immediately preceding Paragraph 32, and/or that relate to or arise from the Agreement shall be resolved in a United States District Court (or if necessary, state court).  The burden will be on the disputing PARTY to initiate the lawsuit, and such PARTY may initiate the lawsuit as soon as the requirements of immediately preceding Paragraph 33 have been satisfied.  The prevailing party in any lawsuit under this paragraph shall be entitled to an award of reasonable attorney’s fees and related expenses.

REPRESENTATIONS AND WARRANTIES

34.           Each PARTY represents and warrants that: (a) it has the right and authority to enter into this Agreement on behalf of itself, and to fully comply with the terms and conditions of this Agreement; (b) it has taken all steps required to enter into this Agreement; (c) it is entering into this Agreement without violating the terms of any other agreement or arrangement; (d) it has the power and authority to perform all transactions, duties and obligations set forth herein; and (e) the person signing on behalf of such PARTY has the power to bind that PARTY.

35.           NEOMEDIA represents and warrants, on behalf of itself, and its respective officers, directors, employees, agents, successors, assigns and exclusive licensees, that: (a) NEOMEDIA is the sole owner of and has good and valid title to the PATENT RIGHTS; (b) true, current and accurate lists of worldwide patents and patent applications that constitute the PATENT RIGHTS appears at Appendices A and B; (c) NEOMEDIA has the full right, power, and authority to license the PATENT RIGHTS to EBAY and grant the releases and covenants herein, and this Agreement constitutes the legal, valid, and binding obligation of NEOMEDIA, enforceable against NEOMEDIA, in accordance with its terms; (d) other than NEOMEDIA, no other person or entity owns or controls any interest in the PATENT RIGHTS appearing at Appendices A and B (except Y.A. Global, Neustar and non-exclusive licensees of the PATENT RIGHTS, each of which are identified along with their respective rights in Exhibit C); (e) except as disclosed in Exhibit D, to NEOMEDIA’s knowledge no person or entity has taken any enforcement action against the PATENT RIGHTS, including without limitation, the exercise of any rights or remedies of a secured creditor under the Uniform Commercial Code; and (f)  there are, as of the EFFECTIVE DATE, no entities (other than AFFILIATES) in which NeoMedia Technologies Inc. has a 25% or more ownership share.

36.           Except as disclosed in Exhibit D, NEOMEDIA represents and warrants, on behalf of itself, and its officers, directors, employees, agents, successors, assigns and exclusive licensees, that to the best of its knowledge all issued patents that comprise the PATENT RIGHTS are valid and enforceable.

37.           Neither the entering of this Agreement, nor any provision herein, nor the payment of any consideration provided for herein shall be deemed as an admission by any PARTY of any fact, wrongdoing, liability, infringement or non-infringement, or of the validity or invalidity of any of the PATENT RIGHTS or any position taken or proposed to be taken in any proceeding, nor shall it be deemed an admission as to any royalties (or the reasonableness of any royalties) or valuation for any of the technologies, patents, patent applications or other intellectual property rights covered by or under or referred to in this Agreement.

ASSIGNMENT

38.           NEOMEDIA agrees that this Agreement, including without limitation, the releases, licenses and covenants not to sue granted by them herein, shall be binding on any successors or assigns of NEOMEDIA in ownership or control of any of the PATENT RIGHTS, except as set forth in the Non-Disturbance Agreement.

39.           NEOMEDIA may assign, sell, or otherwise transfer any of the PATENT RIGHTS, but only (i) to an assignee or transferee who shall first agree in writing to assume the obligations of NEOMEDIA under this Agreement and to observe all rights of EBAY provided in this Agreement, or (ii) as provided in the Non-Disturbance Agreement.

40.           EBAY may assign this Agreement, without the consent of NEOMEDIA, to any successor of EBAY by merger or sale of all or substantially all of the assets of EBAY, provided that any such successor assumes all of the rights and obligations of EBAY under this Agreement.

TERMINATION

41.           Except as expressly set forth in Paragraph 29, or by the non-breaching party as a result of a breach of this Agreement by the other party which is not resolved in accordance with Paragraph 32 hereof, this Agreement cannot be terminated by any PARTY, and will remain in full force and effect for the INITIAL TERM.  At the end of the INITIAL TERM, EBAY shall have sole discretion to extend the license granted hereunder as set forth in Exhibit A.

NOTICES AND OTHER COMMUNICATIONS

42.           Any notice related to this Agreement shall be in writing and shall be effective when received by registered mail, personally, or by recognized overnight courier addressed to the PARTIES respectively, at the following addresses:

If to NEOMEDIA: NeoMedia Technologies Inc. Attention: CEO and CFO Two Concourse Parkway Suite 500 Atlanta, GA 30328	If to EBAY: General Counsel Legal Dept. eBay Inc. 2145 Hamilton Avenue San Jose, CA 95125

43.           Each PARTY may give written notice of a change of its address to the other PARTY, which address shall subsequently replace the respective address set forth in the immediately preceding paragraph of this Agreement.

CONFIDENTIALITY

44.           Except as expressly permitted in Paragraphs 45 and 46 below, each PARTY and its and their officers, representatives, and attorneys agrees that it will maintain in confidence and not disclose to third parties: (i) the Agreement or any of its terms; (ii) any drafts of this Agreement or any correspondence and other materials or documents drafted, produced, and or exchanged between the parties in connection with this Agreement; or (iii) the content or the PARTIES’ discussions and negotiations regarding this Agreement.  The information, documents and materials specified in sub-paragraphs (i), (ii) and (iii) of this paragraph are collectively referred to as the “Confidential Information”.

45.           As an exception to Paragraph 44 of this Agreement, a PARTY may disclose Confidential Information to (a) Y.A. Global and (b) as required by law, valid subpoena, or court order (including applicable securities laws and regulations).  If any PARTY is ordered or required to produce any Confidential Information by subpoena or other judicial or governmental order, law or regulation, that PARTY shall immediately notify the other PARTY in writing and provide the other PARTY a copy of the subpoena or order, and shall provide no less than ten (10) business days’ notice of the proposed release of such information unless such judicial or governmental order requires a shorter period for compliance, in which case that PARTY must provide notice as soon as reasonably possible.  The disclosing PARTY shall take appropriate measures to avoid or minimize the release of such information in connection with the proceedings for which the Confidential Information is sought, including, where possible, making any such disclosure required by such subpoena, court order, law or regulation on an “Outside Attorneys’ Eyes Only” basis and pursuant to either a protective order in such litigation or Local Rules of similar effect.  NEOMEDIA has informed EBAY that NEOMEDIA reasonably believes that NEOMEDIA will be required to make an SEC Form 8-K filing disclosing the existence of this Agreement and providing its terms in redacted form.  In connection with that disclosure and any other proposed governmental disclosure (including any public company disclosure requirement), NEOMEDIA will: (i) provide to EBAY its proposed disclosure as soon as possible (but at least three (3) days) prior to the date NEOMEDIA proposes to make such disclosure, and (ii) reasonably consider any and all suggested changes EBAY proposes to such disclosure.

46.           As a further exception to Paragraph 44 of this Agreement, EBAY may disclose this Agreement to any person or entity entitled to the benefits of the license granted under this Agreement, or to any person or entity entitled to the benefit of the covenants not to sue or releases granted under this Agreement, the fact that such person or entity has the benefit of or is licensed, has been granted a covenant not to sue, and/or has been granted a release, as the case may be, under the PATENT RIGHTS.

MISCELLANEOUS PROVISIONS

47.           Choice of Law:  This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent was granted.

48.           Merger:  The PARTIES hereto acknowledge that this Agreement sets forth the entire agreement and understanding of the PARTIES hereto as to the subject matter hereof, and shall not be subject to any change or modification except by the execution of a written instrument subscribed to by the PARTIES hereto.

49.           Authority to Bind:  Any person purporting to have the authority to enter into this Agreement on behalf of or for the benefit of any PARTY hereby warrants that he or she has such authority.

50.           Rights and Obligations of Persons Not Parties:  Nothing contained in this Agreement shall be deemed to create rights and obligations in persons not PARTIES hereto other than as set forth herein.

51.           Advice of Counsel:  Each PARTY acknowledges that it has read and understands this Agreement, has received the advice of counsel in the matter, and agrees to be bound by its terms.

52.           Counterpart Execution:  This Agreement may be executed in multiple counterparts and by facsimile and/or by e-mail, and all executed counterparts together shall constitute the original instrument.

53.           Severability:  If any provision or any part of any provision of this Agreement shall for any reason be held to be invalid, unenforceable or contrary to public policy or any law or judicial decision, then the remaining provisions of this Agreement, and the remaining portions of any provisions, shall not be affected thereby and shall remain in full force and effect.

54.           Construction of Agreement:  This Agreement is the product of negotiation and preparation by and among each PARTY hereto and their respective attorneys.  Accordingly, all PARTIES hereto acknowledge and agree that this Agreement shall not be deemed prepared or drafted by one PARTY or another, or the attorneys for one PARTY or another, and shall be construed accordingly.

55.           Bankruptcy:  All rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code.

56.           No Third Party Beneficiaries:  Other than the rights of EBAY THIRD PARTIES set forth in this Agreement, the Agreement is made and entered into for the sole protection and benefit of the Parties, and no other person or entity shall be a direct or indirect beneficiary of or shall have any direct or indirect cause of action or claim in connection with this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date set forth below.

NEOMEDIA TECHNOLOGIES INC.	EBAY INC.

By: /s/ Michael W. Zima	By: /s/ Mike Jacobson

Printed Name: Michael W. Zima	Printed Name: Mike Jacobson

Title: CFO & Secretary	Title: SVP Legal Affairs & General Counsel

Dated: December 21, 2010	Dated: December 21, 2010